EXHIBIT 97.1

EAGLE MATERIALS INC.

POLICIES & PROCEDURES MANUAL

POLICY #: COR-05	SCOPE: Officers of Eagle Materials Inc. or its subsidiaries, to the extent set forth herein
APPROVED:	SUBJECT: Recoupment Policy	EFFECTIVE DATE: October 2, 2023

PURPOSE

As required pursuant to the listing standards of New York Stock Exchange (the “Stock Exchange”) and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and implemented by Rule 10D-1 thereunder adopted by the Securities and Exchange Commission (“SEC”), the Board of Directors (the “Board”) of Eagle Materials Inc. (the “Company”) has adopted this Recoupment Policy (the “Policy”) to empower the Company to recover Covered Compensation (as defined below) erroneously awarded to a Covered Officer (as defined below) in the event of an Accounting Restatement (as defined below).

Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the SEC, the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Guidance”). Questions regarding this Policy should be directed to the Company’s General Counsel.

STATEMENT OF POLICY

Unless a Clawback Exception (as defined below) applies, the Company will recover reasonably promptly from each Covered Officer the Covered Compensation Received (as defined below) by such Covered Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”). If a Clawback Exception applies with respect to a Covered Officer, the Company may forgo such recovery under this Policy from such Covered Officer.

COVERED OFFICERS

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For purposes of this Policy, “Covered Officer” is defined as any current or former “officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board. Covered Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.

COVERED COMPENSATION

For purposes of this Policy:

• “Covered Compensation” is defined as the amount of Incentive-Based Compensation (as defined below) Received during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid.

Incentive-Based Compensation Received by a Covered Officer will only qualify as Covered Compensation if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Covered Officer begins service as a Covered Officer; (iii) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.

• “Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below), including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a Financial Reporting Measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a Financial Reporting Measure performance goal.

• “Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the

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Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.

• Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

RECOVERY PERIOD

For purposes of this Policy, the applicable “Recovery Period” is defined as the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

For purposes of this Policy, the “Trigger Date” is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.

CLAWBACK EXCEPTIONS

The Company is required to recover all Covered Compensation Received by a Covered Officer in the event of an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Compensation Committee of the Board has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):

• the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);

• recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or

• recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based

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Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

PROHIBITIONS

The Company is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Covered Officer against the loss of erroneously awarded Covered Compensation.

ADMINISTRATION AND INTERPRETATION

This Policy shall be administered, in accordance with the Guidance, by the Board or, if so designated by the Board, the Compensation Committee of the Board; provided, however, that to the extent that the Guidance requires that a determination under or in relation to this Policy be made in a different manner, such as by a majority of the independent directors serving on the Board or a committee of independent directors, such determination will be made by in the manner required by the Guidance. All references herein to the Board shall be deemed references to the Board or other appropriate group of directors or committee referred to in the immediately preceding sentence. Any determinations made by the Board shall be final and binding on all affected individuals. The Board may at any time in its sole discretion, supplement, amend or terminate any provision of this Policy in any respect as the Board determines to be necessary or appropriate, subject to the Guidance.

The Board will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Covered Compensation.

This Policy shall not preclude any other compensation recoupment or clawback policies, arrangements or provisions of the Company (“Other Recovery Provisions”); to the extent recovery of compensation is achieved by the Company under this Policy, there shall be no duplication of recovery under Other Recovery Provisions, except as may be required by law.

DISCLOSURE

This Policy, and any recovery of Covered Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable SEC filings.

OTHER RECOUPMENT RIGHTS

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement shall, as a condition to the grant of any benefit thereunder, require a Covered Officer to agree to abide by the terms of this Policy or implement arrangements designed to facilitate the administration hereof. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.